Exhibit 99.1

HACKENSACK, NJ,     March 08, 2011 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the three-months ended January 31, 2011. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

HIGHLIGHTS - 1st Quarter Ended January 31, 2011:
* Net Income Per Share-Basic: $0.15	* Dividends Per Share: $0.30
* FFO Per Share: $0.36	* FFO Payout: 83%
* Average Residential Occupancy: 94.5%	* Average Commercial Occupancy: 89.7%

RESULTS OF OPERATIONS
Net income attributable to common equity (“Net Income-Common Equity”) for the quarter ended January 31, 2011 (“Current Quarter”) was $1,019,000 ($0.15 per share basic) compared to $1,172,000 ($0.17 per share basic) for the quarter ended January 31, 2010 (“Prior Year’s Quarter”). Funds From Operations (“FFO”) was $2,530,000 ($0.36 per share basic) for the Current Quarter compared to $2,549,000 ($0.37 per share basic) for the Prior Year’s Quarter. The schedule below provides a detailed analysis of the major changes that impacted Net Income-Common Equity for three months ended January 31, 2011 and 2010:

	Three Months Ended January 31,
	2011	2010	Change
	(in thousands, except per share amounts)
Real estate revenues:
Commercial properties	$5,984	$6,141	$(157)
Residential properties	4,877	4,708	169
Total real estate revenues	10,861	10,849	12

Operating expenses:
Real estate operations	4,700	4,621	79
General and administrative	393	428	(35)
Depreciation	1,511	1,521	(10)
Total operating expenses	6,604	6,570	34

Operating income	4,257	4,279	(22)

Investment income	29	36	(7)

Financing costs	(2,926)	(2,862)	(64)
Net income	1,360	1,453	(93)
Net income attributable to noncontrolling interests	(341)	(281)	(60)
Net income attributable to common equity	$1,019	$1,172	$(153)

Earnings per share (attributable to common equity):
Basic	$0.15	$0.17	$(0.02)

Weighted average shares outstanding:
Basic	6,942	6,942

SEGMENT INFORMATION
The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income-common equity for the Current Quarter, as compared to the Prior Year’s Quarter:

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)		January 31,
	2011	2010	$	%	2011	2010	$	%	2011	2010
	(in thousands)				(in thousands)				(in thousands)
Rental income	$4,660	$4,638	$22	0.5%	$4,809	$4,651	$158	3.4%	$9,469	$9,289
Reimbursements	1,222	1,434	(212)	-14.8%	-	-	-		1,222	1,434
Other	54	24	30	125.0%	68	57	11	19.3%	122	81
Total revenue	5,936	6,096	(160)	-2.6%	4,877	4,708	169	3.6%	10,813	10,804

Operating expenses	2,546	2,375	171	7.2%	2,154	2,246	(92)	-4.1%	4,700	4,621
Net operating income	$3,390	$3,721	$(331)	-8.9%	$2,723	$2,462	$261	10.6%	6,113	6,183
Average
Occupancy %	89.7%	90.5%		-0.8%	94.5%	93.2%		1.3%

				Reconciliation to consolidated net income:
				Deferred rents - straight lining					54	53
				Amortization of acquired leases					(6)	(8)
				Investment income					29	36
				General and administrative expenses					(393)	(428)
				Depreciation					(1,511)	(1,521)
				Financing costs					(2,926)	(2,862)
				Net income					1,360	1,453
				Net income attributable to noncontrolling interests					(341)	(281)
				Net income attributable to common equity					$1,019	$1,172

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT
Total revenue and NOI from FREIT’s commercial segment for the Current Quarter decreased by 2.6% and 8.9%, respectively, over the Prior Year’s Quarter. The primary reasons for the decrease in total revenue and NOI for the Current Quarter were lower occupancy levels, due to tenants’ fall-out last year.

The U.S. economy has recovered from the recession and continues to improve, albeit at a rate much slower than anticipated. To date, our tenant fall-out has been minor, as average occupancy (exclusive of the Damascus Center, which is undergoing a major redevelopment project) for the Current Quarter was 94.4%, a decrease of 0.6% from last year’s comparable period. However, we may experience additional fall-out if the pace of the economic recovery slows down any further, or stalls.

The Westridge Square Shopping Center located in Frederick, Maryland is being actively marketed for sale. The decision to sell the property (acquired in 1992) was based on the desire to re-deploy the net proceeds of the sale to real estate assets in other areas of FREIT’s operations. Due to current conditions in the commercial real estate market, it is not possible for management to estimate when the sale of the property will occur.

The FREIT Board has authorized management to move ahead with the completion of the expansion and renovation of the Damascus Center. It is expected that construction will begin around April 1, 2011, and be completed prior to November 2011.

RESIDENTIAL SEGMENT
Total revenue and NOI from FREIT’s residential segment for the Current Quarter reported an increase of 3.6% and 10.6%, respectively, over the Prior Year’s Quarter. The increase in total revenue and NOI are primarily attributable to higher occupancy levels and higher base rental income at many of our residential properties, in addition to a $207,000 insurance recovery relating to storm damages incurred last year at the Pierre Towers apartment complex, which has been recorded as an offset within operating expenses. The positive increases in revenue were slightly offset by higher operating expenses due to the harsh winter this year. The positive operating results for the Current Quarter reflect the upward movement of occupancy levels, as evidenced by average occupancy for the Current Quarter increasing 1.3% over last year’s comparable period.

FUNDS FROM OPERATIONS (“FFO”):
Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Three Months Ended
	January 31,
	2011	2010
	($ in thousands)

Net income	$1,360	$1,453
Depreciation	1,511	1,521
Amortization of deferred mortgage costs	73	53
Deferred rents (Straight lining)	(54)	(53)
Amortization of acquired leases	6	8
Capital Improvements - Apartments	(84)	(85)
Distributions to noncontrolling interests	(282)	(348)
FFO	$2,530	$2,549

Per Share - Basic	$0.36	$0.37

Weighted Average Shares Outstanding:
Basic	6,942	6,942

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS
The 1st quarter dividend of $0.30 per share will be paid on March 15, 2011 to shareholders of record on March 1, 2011.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q to be filed covering this period.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $243 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web:  www.freitnj.com

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